Exhibit 2.2


                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of December 30, 2005 by and between S.E.S. Resources, Ltd., a New York corporation ("Seller") and SES Resources International, Inc., a Delaware corporation ("Purchaser").

                                    RECITALS

      WHEREAS, Purchaser is a wholly-owned subsidiary of LQ Corporation, a Delaware corporation ("Parent"); and

      WHEREAS, Seller is a consulting firm which provides specialized services to law enforcement and other governmental agencies and private industry corporate clients (the "Business"); and

      WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain Purchased Assets (as hereinafter defined) used in, held by or relating to the Business upon the terms and subject to the conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1 Definitions. Unless otherwise provided herein, capitalized terms used herein without definition shall have the meanings ascribed to them in Exhibit A attached hereto.

                                   ARTICLE II
                      PURCHASE AND SALE OF SELLER'S ASSETS

2.1 Purchased Assets. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 4.1 hereof), Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, receive and accept from Seller, all assets and rights owned by, leased to or otherwise used or usable by Seller in the operation of the Business (other than the Excluded Assets), wherever located, whether tangible or intangible, real, personal or mixed, including, but not limited to those assets set forth on
Schedule  2.1  (each a  "Purchased  Asset,"  and  collectively,  the  "Purchased
Assets").

2.2 Excluded Assets. It is understood and agreed between the parties that the following assets (the "Excluded Assets") shall not be included in the Purchased Assets and shall be excluded therefrom:

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            (a) the corporate minute books,  capital stock books and tax returns of Seller;

            (b) any assets of the Business listed on Schedule 2.2 hereto.

2.3 Excluded Liabilities. Purchaser shall not assume, and the parties do not intend for Purchaser to assume, pursuant to this Agreement or otherwise, any liabilities or obligations of Seller or any of its Affiliates of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, known or unknown (collectively, the "Excluded Liabilities").

2.4 Nonassignable Assets. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an Agreement to sell, assign, transfer, convey or sublease any Purchased Asset, if an attempted sale, assignment, transfer, conveyance or sublease thereof without the consent of another Person or Persons is prohibited by any applicable Law or would constitute a breach of, or in any way affect the rights of Seller or Purchaser with respect to, such Purchased Asset (any such Purchased Asset being referred to as a "Nonassignable Asset"). Seller shall use reasonable efforts, and Purchaser shall cooperate with Seller in all reasonable respects, to obtain and satisfy all consents and to resolve all impracticalities of sale, assignment, transfer, conveyance or sublease necessary to sell, assign, transfer, convey or sublease any and all Nonassignable Assets (or any interest therein) in accordance with this Agreement. If any such consent is not obtained and is required to effectively assign a Purchased Asset, Seller will use its best efforts to provide, or cause to be provided, to Purchaser the full claims, rights and benefits of or under such Nonassignable Assets.

                                  ARTICLE III
                            PAYMENT OF PURCHASE PRICE

3.1 Purchase Price. In consideration for the Purchased Assets, Purchaser shall issue to Seller nineteen and 5/10 percent (19.5%) of the shares of common stock of Purchaser (the "Shares"); provided, however, the parties hereto agree that the ownership of the Shares shall be subject to the terms and conditions set forth in the Shareholders' Agreement and the Preemptive Right as set forth in
Section 7.4.

                                   ARTICLE IV
                                     CLOSING

4.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the law offices of Herrick, Feinstein LLP, located at 2 Penn Plaza, Newark, New Jersey 07105 at 10:00 a.m., local time, no later than ten (10) days after satisfaction or waiver of all other conditions to the obligations of the parties as set forth in Article VIII, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the "Closing Date"); provided, however, that the Closing shall be deemed effective as of 11:59 p.m. on the day preceding the Closing Date.


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

4.2 Transactions on the Closing Date.

            (a) Deliveries by Seller. At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser (unless delivered previously) the following:

                  (i) the Bill of Sale duly executed by Seller;

                  (ii) the Shareholders' Agreement duly executed by Seller;

                  (iii) an employment agreement by and between the Purchaser and
            Bradley Schnur, a shareholder of Seller, in form and substance reasonably satisfactory to Bradley Schnur and Purchaser (the "Employment Agreement");

                  (iv) a consulting  agreement by and between the  Purchaser and
            Dennis Schnur, a shareholder of Seller, in form and substance reasonably satisfactory to Dennis Schnur and Purchaser (the "Consulting Agreement");

                  (v) an  incumbency  and specimen  signature  certificate  with respect to the officers of Seller executing the Agreement and the Other Agreements;

                  (vi) a copy of the  resolutions  of the Board of  Directors of
            Seller authorizing the execution, delivery and performance of the Agreement and the Other Agreements, certified by the Secretary or an Assistant Secretary of Seller;

                  (vii) proof of the  satisfaction  and discharge of any and all
            Encumbrances on the Purchased Assets;

                  (viii)  such  other  deeds,   bills  of  sale,   endorsements,
            assignments, affidavits, and other good and sufficient instruments of sale, assignment, transfer and conveyance in form and substance satisfactory to Purchaser which are required to effectively vest
            Purchaser with good and marketable title in and to all of the Purchased Assets; and

                  (ix) the agreements, certificates and other documents required to be delivered pursuant to Section 8.1.

            (b) Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered (unless delivered previously) to Seller the following:

                  (i) the Bill of Sale duly executed by Purchaser;

                  (ii) stock certificates representing the Shares;

                  (iii) the Shareholders' Agreement duly executed by the Parent;


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

                  (iv)  the   Employment   Agreement,   in  form  and  substance
            reasonably satisfactory to Bradley Schnur and Purchaser;

                  (v)  a  the  Consulting  Agreement,   in  form  and  substance
            reasonably satisfactory to Dennis Schnur and Purchaser;

                  (vi) an incumbency  and specimen  signature  certificate  with respect to the officers of Purchaser executing the Agreement and the Other Agreements;

                  (vii) a copy of the  resolutions  of the  member of  Purchaser authorizing the execution, delivery and performance of the Agreement and the Other Agreements; and

                  (viii)  the  agreements,   certificates  and  other  documents
            required to be delivered pursuant to Section 8.2.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser as of the date of this Agreement, as follows:

5.1 Organization; Standing; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own the Purchased Assets and to carry on the Business as now conducted and as proposed to be conducted. Seller is not qualified to transact business as a foreign corporation in any jurisdiction.

5.2 Authority Relative to this Agreement.

            (a) Seller has all necessary corporate power and authority to execute and deliver this Agreement, the Other Agreements and any other documents to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Other Agreements and any other documents to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Seller. This Agreement and the documents and instruments to be executed and delivered by Seller pursuant hereto have been and will be duly and validly executed and delivered by Seller and, subject to the due authorization, execution and delivery by the other party or parties thereto, this Agreement, the Other Agreements and any other documents and instruments to be executed and delivered by it pursuant hereto constitute valid and binding agreements of Seller enforceable against Seller in accordance with their terms.

            (b) Seller has provided to Purchaser prior to the Closing accurate and complete copies of all of its books and records, minutes of meetings, consents, resolutions and other documentation related to the governance of Seller.


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

5.3 Consents and Approvals; No Violations. The execution and delivery by Seller of this Agreement, the Other Agreements and any other documents and instruments to be executed and delivered by Seller pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, either individually or in the aggregate, do not and will not (i) require any further corporate proceedings on the part of Seller, (ii) violate or conflict with the Certificate of Incorporation, Bylaws or other charter documents applicable to Seller, (iii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (iv) conflict in any material respect with, require consent under, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, acceleration, cancellation, suspension, impairment, forfeiture or nonrenewal under, any of the terms, conditions or provisions of any agreement, instrument or obligation by which Seller or any Purchased Assets may be bound or affected or result in the imposition of any Encumbrance on the Purchased Assets, or (v) result in a violation in any material respect of any Law or any Order of any Governmental Authority by which Seller or any of the Purchased Assets is bound.

5.4 Title and Condition of Purchased Assets. The Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, and at the Closing will convey good, valid and marketable title to all such Purchased Assets to Purchaser, free and clear of all Encumbrances. The Purchased Assets (i) constitute all of the assets used in or required to carry on the Business as presently conducted, (ii) are adequate for the purposes for which such Purchased Assets are currently used or held for use and (iii) conform in all material respects to all applicable Laws, ordinances, Orders, regulations or governmental or contractual requirements relating to their operation.

5.5 Restrictions on Business Activities. There is no agreement, judgment, injunction, order, decree or other instrument binding upon Seller which has or could reasonably be expected to have the effect of prohibiting any business practice of Seller in relation to the Business or the conduct of the Business by Purchaser assuming that Purchaser operates the Business after the Closing as it is currently conducted by Seller and intended to be conducted by Seller.

5.6 Compliance with Law; Permits. Seller is in compliance with all applicable statutes, judgments, decrees, Laws, ordinances, rules, regulations, requirements, writs, injunctions and Orders of any Governmental Authority relating to all operations conducted by Seller in connection with the Business. No communication, whether from a Governmental Authority or otherwise, has been received by Seller and no investigation or review is, pending or, to the Knowledge of Seller, threatened by any Governmental Authority with respect to
(a) any alleged violation by Seller of any permit, Law, ordinance, regulation, requirement or Order of any Governmental Authority (including, without limitation, any applicable health, sanitation, fire, safety, zoning or building permit law, ordinance, regulation, requirement or order) relating to the operations of Seller in connection with the Business or (b) any alleged failure to have all permits required in connection with the operations conducted by Seller with respect to the Business.


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

5.7 Litigation. Except as set forth in Schedule 5.7 there has not been any claim, action, lawsuit, governmental inquiry or investigation or legal, administrative or arbitration action or proceeding pending or, to the Knowledge of Seller, threatened relating to the Business or the Purchased Assets, nor the Knowledge of Seller, is there any basis for any such action. No claim, action, lawsuit, inquiry, proceeding or investigation identified on Schedule 5.7 could, if adversely decided, be expected to have a material adverse effect. Seller is not subject to any restrictions or limitations under any judgment, Order, decree, writ, injunction or license of any Governmental Authority pertaining to the conduct of the Business.

5.8 Brokers and Finders. Except as set forth on Schedule 5.8 neither Seller nor its Affiliates, nor any officer, director, shareholder or employee of Seller or any such Affiliates has employed any broker, finder or investment banker or incurred any liability for any commission, brokerage or investment banking fee or finder's fee in connection with the transactions contemplated by this Agreement, nor has any such person taken any action which would result in any such fees or liabilities being the obligation of Purchaser.

5.9 Disclosure. No representation or warranty made by Seller in this Agreement or in any other writing furnished pursuant hereto contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller, as of the date of this Agreement, as follows:

6.1 Organization; Standing; Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to purchase, own and operate the Purchased Assets and the Business as now conducted and as proposed to be conducted. Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the character of the property owned or the nature of the business transacted by it makes such qualification necessary.

6.2 Authority Relative to this Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement, the Other Agreements and any other documents to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Other Agreements and any other documents to be executed and delivered by Purchaser pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Purchaser. This Agreement and the documents and instruments to be executed and delivered by Purchaser pursuant hereto have been and will be duly and validly executed and delivered by Purchaser and, subject to the due authorization, execution and delivery by the other party or parties thereto, this Agreement, the Other Agreements and any other documents and


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

instruments to be executed and delivered by it pursuant hereto constitute valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms.

6.3 Consents and Approvals; No Violations. The execution and delivery by Purchaser of this Agreement, the Other Agreements and any other documents and instruments to be executed and delivered by Purchaser pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, either individually or in the aggregate, do not and will not, (i) require any further corporate proceedings on the part of Purchaser, (ii) violate or conflict with the constituent documents of Purchaser (iii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any
Governmental Authority, (iv) conflict in any material respect with, require consent under, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, acceleration, cancellation, suspension, impairment, forfeiture or nonrenewal under, any of the terms, conditions or provisions of any agreement, instrument or obligation by which Purchaser or any of its assets or properties is bound, or (v) result in a violation in any material respect of any Laws or any Order of any Governmental Authority by which Purchaser is bound.

6.4 Brokers and Finders. Except as set forth on Schedule 6.4, neither Purchaser nor any of its Affiliates nor any officer, manager, member or employee of Purchaser or any such Affiliate has employed any broker, finder or investment banker or incurred any liability for any commission, brokerage or investment banking fee or finder's fee in connection with the transactions contemplated by this Agreement, nor has any such person taken any action which would result in any such fees or liabilities being the obligation of Seller.

                                  ARTICLE VII
                            COVENANTS OF THE PARTIES

7.1 Confidentiality. From and after the Closing Date each party hereto shall keep confidential and not release or disclose to third parties (except as required by law or compulsory legal process) the material terms and conditions of this Agreement. For a period of three (3) years from the date hereof, Seller and its Affiliates shall keep confidential and shall not release or disclose to third party (except as required by law or compulsory legal process) all proprietary, non-public or confidential business or technical information relating to or concerning the Business or the Purchased Assets.

7.2 Public Announcements. Except as required by applicable Law, Seller shall not, nor shall it permit any of its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser. Purchaser may make public announcements in respect of this Agreement or the transactions contemplated hereby; subject, however, to Seller's consent to the content of such public announcement, which consent may not be unreasonably withheld. Purchaser shall provide Seller with a copy of such public announcement two (2) days prior to the making of such announcement. In the event Seller fails to advise Purchaser of its comments to the public


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

announcement within two (2) days of its receipt thereof, it shall be presumed that Seller has consented to the content of such public announcement. Notwithstanding the foregoing, (i) Purchaser shall obtain Seller's prior written consent to the disclosure of the identity of any member of Purchaser's Advisory Panel (other than Bradley Schnur) and (ii) Purchaser may make all public announcements required by applicable Law without seeking the prior consent of Seller so long as Purchaser does not disclose the identity of any member of Purchaser's Advisory Panel without the consent of such member.

7.3 Names of Seller. At the Closing, Seller shall deliver to Purchaser all documentation as may be required to effectuate a transfer of the name "S.E.S. Resources" to Purchaser. At that time, Seller shall, at the expense of Parent, take all such action as may be required so that immediately upon the Closing, Seller shall change its name to one which shall not be confusingly similar to their present names. Seller agrees that Purchaser and its successors and assigns shall own and possess, to the exclusion of Seller, all rights of Seller to such names or any names similar thereto in the operation of any business. Seller represents to Purchaser that its has the exclusive right to assign such names to Purchaser and that the use of such names is not limited by virtue of any written or oral agreements with any party.

7.4 Preemptive Rights. As a shareholder of Purchaser, Seller shall have the right ("Preemptive Right") to purchase its pro rata share of all, or any part of, any additional shares of common stock of Purchaser ("New Shares") which Purchaser may, from time to time, propose to sell and issue. Purchaser shall give written notice to Seller not less than twenty (20) days prior to each such issuance of New Shares, setting forth a description of such New Shares and the offering price therefor ("Issuance Notice"). Seller shall have ten (10) days from its receipt of the Issuance Notice to elect, by written notice to Purchaser ("Preemptive Rights Exercise Notice"), to exercise its Preemptive Right with respect to all or a portion of its pro rata share of such New Shares.

                                  ARTICLE VIII
                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

8.1 Conditions to Obligations of Purchaser.

      The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby shall be, at the option of Purchaser, subject to the fulfillment, on or before the Closing Date, of each of the following conditions (provided that Purchaser's election to close despite the non-satisfaction of one or more of the following conditions shall not be deemed a waiver by Purchaser of any of its rights under this Agreement or a waiver by Purchaser of any of Seller's obligations under this Agreement):

            (a) Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing (other


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

than such representations and warranties as are made as of another date), the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with.

            (b) Proceedings and Documents. All corporate and other proceedings of Seller in connection with this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

            (c) Consents and Approvals. All consents, approvals, authorizations, exemptions and waivers from third parties and Governmental Authorities that are required by Law or which are necessary in order to enable Purchaser to consummate the transactions contemplated hereby and to operate the Business substantially in the same manner in which Seller has operated the Business prior to the date hereof shall have been duly obtained and effective on and as of the Closing Date.

            (d) Deliveries at Closing.  Seller shall have executed and delivered to Purchaser all other assignments, registrations, endorsements, bills of sale, deeds, assignments and other instruments of transfer and conveyance, and such other agreements, instruments, certificates and documents, all in form and substance reasonably satisfactory to Purchaser, as shall be effective to vest in Purchaser all of the right, title and interest of Seller in and to the Purchased Assets free and clear of all Encumbrances, and as shall be necessary to fully effectuate the transactions contemplated hereby. Seller shall use its commercially reasonable efforts to take all such steps as may be necessary to put Purchaser in actual possession and operating control of the Business and the Purchased Assets.

            (e) No Adverse Changes. Between the date of this Agreement and the Closing Date, there shall not have occurred any damage to, or destruction or loss of, any of the Purchased Assets, whether or not covered by insurance, nor shall there have occurred any other event or condition, any of the foregoing of which has had or may reasonably be expected to have a material adverse effect.

            (f) No Proceeding or Litigation. No action or legal proceeding shall have been commenced by or before any Governmental Authority against either Seller or Purchaser seeking to restrain or materially and adversely alter the transactions contemplated hereby which Purchaser believes, in its sole and absolute discretion, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a material adverse effect.

            (g) Certificate of Executive Officer of Seller. Purchaser shall have received a certificate, dated the Closing Date, executed by the chief executive officer of Seller, certifying that each of the conditions set forth in Section 8.1(a), (b), (e) and (f) have been satisfied.


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

            (h) Checkpoint Acquisition. Parent, through a wholly-owned subsidiary known as Sielox, LLC, a Delaware limited liability company, shall have consummated the transactions contemplated by that certain Asset Purchase Agreement between Sielox, LLC and Checkpoint Systems, Inc., dated November 4, 2005.

            (i) Options. Parent shall have granted Seller, Dennis Schnur and Bradley Schnur stock options in a mutually agreed upon amount and manner (the "Stock Options").

            (j) Agreements. Seller shall have executed the Employment Agreement, in form and substance reasonably satisfactory to Bradley Schnur and Purchaser; and Dennis Schnur shall have executed the Consulting Agreement, in form and substance reasonably satisfactory to Dennis Schnur and Purchaser.

8.2 Conditions to Obligations of Seller. The obligations of Seller under this Agreement to consummate the transactions contemplated hereby shall be, at the option of Seller, subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (provided that Seller's election to close despite the non-satisfaction of one or more of the following conditions shall not be deemed a waiver by Seller of any of its rights under this Agreement or a waiver by Seller of any of Purchaser's obligations under this Agreement):

            (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date), the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with.

            (b) Proceedings and Documents. All corporate and other proceedings of Purchaser in connection with this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

            (c) No Proceeding or Litigation. No action or legal proceeding shall have been commenced by or before any Governmental Authority against either Seller or Purchaser seeking to restrain or materially and adversely alter the transactions contemplated hereby which Seller believes, in its sole and absolute discretion, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a Material Adverse Effect.

            (d) Reimbursement of Expenses. Purchaser shall have reimbursed Dennis Schnur for all properly documented costs and expense incurred by Dennis Schnur in connection with the formation and operation of Purchaser. It is hereby acknowledged and agreed that the amount of such expenses shall be a minimum of ten thousand dollars ($10,000) and shall not exceed fifteen thousand dollars ($15,000).

            (e) Options. Parent shall have granted Seller, Dennis Schnur and Bradley Schnur the Stock Options in a mutually agreed upon amount and manner.

            (f) Agreements. Purchaser shall have executed the Employment Agreement, in form and substance reasonably satisfactory to Bradley Schnur and Purchaser; and the Consulting Agreement, in form and substance reasonably satisfactory to Dennis Schnur and Purchaser.

                                   ARTICLE IX
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

9.1 Survival of Representations and Covenants. Each representation and warranty made by any party to this Agreement shall survive the Closing for a period of twenty-four (24) months following the Closing Date. Notwithstanding the foregoing, the representations and warranties contained in Section 5.1, Section 5.2, Section 5.3 and Section 5.4 shall survive indefinitely. Each covenant and agreement made by any party to this Agreement shall survive the Closing indefinitely, unless a shorter period is specifically set forth in such covenant or agreement.

9.2 Indemnification.

            (a) Seller's Agreement to Indemnify. Subject to the terms and conditions of this Article IX, Seller hereby agrees to indemnify, defend and hold harmless Purchaser and its members, officers, directors, employees, agents, Affiliates, successors and permitted assigns (the "Purchaser Group"), after consummation of the Closing, from and against any and all losses, liabilities, costs, expenses (including reasonable attorneys' fees) penalties, fines and damages (collectively, "Damages") incurred by any member of the Purchaser Group to the extent arising from or attributable to (i) the breach of any representation or warranty of Seller contained in this Agreement or any of the Other Agreements, (ii) any breach of any covenant or agreement of Seller contained in this Agreement or any of the Other Agreements or (iii) the Excluded Liabilities. Claims by any member of the Purchaser Group under this Section 9.2(a) are referred to individually as a "Purchaser Claim" or collectively, as "Purchaser Claims."

            (b) Purchaser's Agreement to Indemnify. Subject to the terms and conditions of this Article IX, Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its shareholders, officers, directors, employees, agents, Affiliates, successors and permitted assigns (the "Seller Group"), after consummation of the Closing, from and against any and all Damages (as defined in Section 9.2(a) above) incurred by any member of the Seller Group to the extent arising from or attributable to (i) the breach of any representation or warranty of Purchaser contained in this Agreement or any of the Other Agreements or (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement or any of the Other Agreements. Claims by any member of the Seller Group under this Section 9.2 (b) are referred to individually as a "Seller Claim" or collectively, as "Seller Claims."

9.3 Conditions of Indemnification.

            (a) The obligations  and liabilities of an indemnifying  party under
Section 9.2 hereof with respect to Purchaser Claims or Seller Claims made by third parties shall be subject to the following terms and conditions:

                  (i) the  indemnified  party will give the  indemnifying  party written notification of any Purchaser Claim or Seller Claim made by third parties, and the indemnifying party shall have the right, so long as it acts with reasonable diligence to defend such claim, to undertake the defense thereof by counsel and other representatives chosen by it in each case reasonably acceptable to the indemnified party;

                  (ii) in the event the  indemnifying  party assumes the defense of a claim, the indemnified party shall have the right to employ counsel separate from counsel employed by the indemnifying party in any such action and to participate therein, but the fees and expenses of such counsel employed by the indemnified party shall be at its expense, unless (A) the indemnified party is required to retain separate counsel due to a conflict of interest with the indemnifying party or (B) the indemnifying party fails to act with reasonable diligence in defending such claim;

                  (iii) if the indemnifying  party,  within twenty (20) Business
            Days after notice of any such Purchaser Claim or Seller Claim, fails to agree in writing to defend the indemnified party against which such Purchaser Claim or Seller Claim has been asserted or thereafter fails to reasonably defend such party, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Purchaser Claim or Seller Claim on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party thereafter to assume such defense in accordance with this
            Section 9.3); provided that the indemnified party shall not, without the written consent of the indemnifying party, settle or -------- compromise any Purchaser Claim or Seller Claim, as the case may be, or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnifying party a release from any and all liability or obligation in respect to such Purchaser Claim or Seller Claim, as the case may be;

                  (iv) no claim shall be settled without the indemnified party's prior written consent, which consent shall not be unreasonably withheld or delayed, unless the settlement involves only the payment of monetary consideration by the indemnifying party and includes an unconditional release of the indemnified party; and

                  (v) whether or not an  indemnifying  party chooses to defend a claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

            (b) Anything in this  Section 9.3 to the  contrary  notwithstanding,
(i) if there is a reasonable probability that a Purchaser Claim or a Seller Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such Purchaser Claim or Seller Claim; provided, however, that if such Purchaser Claim or Seller Claim is settled without the indemnifying party's consent (which consent shall not be unreasonably withheld, delayed or conditioned), the indemnified party shall be deemed to have waived all rights hereunder against the indemnifying party for money damages arising out of such Purchaser Claim or Seller Claim, and (ii) with respect to any Purchaser Claims or Seller Claims relating to Taxes, the indemnifying party shall not settle or compromise any Purchaser Claim or Seller Claim or enter into any closing or other final agreement with any taxing authority without the written consent of the indemnified party.

9.4 Disclosure. No action by Purchaser to determine the extent of indemnified Damages, including voluntary disclosure to Governmental Authorities or potential claimants, shall in any way affect any member of the Purchaser Group's right to indemnification hereunder.

                                   ARTICLE X
                            TERMINATION OF AGREEMENT

10.1  Events  of  Termination.   This  Agreement  may  be  terminated,  and  the
transactions contemplated hereby may be abandoned, at any time prior to Closing:

            (a) by the mutual consent of Purchaser and Seller; or

            (b) by the Seller on the one hand, or the Purchaser, on the other hand, if the other party shall have materially breached or failed in any respect to comply with any of its covenants, agreements or obligations under this Agreement, or if any of the representations and warranties of such other party contained in this Agreement shall have been inaccurate in any material respect when made or become inaccurate in any respect at any time prior to the Closing; or

            (c) by either Seller or Purchaser if prior to February 15, 2006, (i) Seller and Bradley Schnur have been unable to mutually agree upon the terms and conditions of the Employment Agreement, (ii) Seller and Dennis Schnur have been unable to mutually agree upon the terms and conditions of the Consulting Agreement and (iii) Parent, Bradley Schnur and Dennis Schnur have been unable to mutually agree upon the terms and conditions of the grant of the Stock Options.

            (d) by the Seller or the Purchaser, if the Closing shall not have occurred prior to February 15, 2006; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to fulfill any covenant, obligation or agreement under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

10.2 Effect of Termination. In the event that either party shall elect to terminate this Agreement pursuant to any provision contained herein expressly giving such party the right to terminate this Agreement, this Agreement shall forthwith terminate and have no further effect and no party shall have any further obligation or liability in respect of such termination (except with respect to those provisions hereof which expressly survive any termination of this Agreement), provided, that the provisions of Sections 7.1 and 11.13 shall survive any such termination and be enforceable hereunder and provided, further, that nothing in this Section 10.2 shall relieve either party hereto of any liability for its breach of this Agreement.

10.3 Waiver. At any time prior to the Closing, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE XI
                                  MISCELLANEOUS

11.1 Further Assurances. Whenever and so often as requested by Purchaser, Seller will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things, as may be necessary and reasonably required in order to further and more fully vest in Purchaser all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement.

11.2 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, and the documents and instruments to be executed and delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof, supersede all prior agreements and understandings among the parties with respect thereto party shall be liable or bound to any other party in any manner by any promises, conditions, warranties, representations, or covenants except as specifically set forth herein or therein.

11.3 Successors and Assigns. This Agreement may not be assigned by any party hereto without the written consent of Purchaser and Seller; provided, however, that Purchaser may assign its rights hereunder to any Affiliate which assumes the obligations of Purchaser hereunder, but no such assignment shall relieve Purchaser of any such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. Notwithstanding anything to the contrary set forth herein, in the event of a conveyance, sale or other disposition of all or any portion of the Business and/or the Purchased
Assets, Purchaser may from time to time assign and transfer to the purchaser thereof, all of the interest, rights and remedies of Purchaser in, to and with respect to the indemnification obligations of Seller set forth in Article IX. Seller and its Affiliates and their successors and assigns hereby expressly consent to such assignment or assignments. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York excluding its conflicts of law principles (other than Section 5-1401 of the General Obligations Law of the State of New York). In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) submits to the exclusive jurisdiction of any New York state court or any federal court sitting in the State of New York, (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court, (c) waives any claim that such action or proceeding has been brought in an inconvenient forum and (d) agrees that service of process or of any other papers upon such party by registered mail at the address to which notices are required to be sent to such party under
Section 11.12 shall be deemed good, proper and effective service upon such party.

11.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.6 Waiver of Compliance. Without limiting Purchaser's right to indemnification pursuant to Section 9.2 for Damages incurred as a result of third party claims, suits or proceedings, Purchaser agrees that Seller's non-compliance with any applicable bulk transfer provisions of the Uniform Commercial Code will not be deemed a breach or default under any representation or warranty by Seller made under or in connection with this Agreement.

11.7 Amendments and Waivers. This Agreement may not be modified, nor may any term or provision hereof be waived or discharged, except by an instrument in writing signed by the party against whom enforcement of such modification, waiver or discharge is sought. No such waiver or discharge shall be deemed to be or shall constitute a waiver or discharge with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or discharge shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or discharge.

11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9 Captions. The table of contents, headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.10 Certain References. The term "herein," "hereof" "hereunder" or similar terms used in this Agreement refer to this entire Agreement and not to the particular provision in which the term is used. The word "including" shall mean "including without limitation", whether or not expressed. Unless otherwise stated, all references herein to Articles, Sections, subsections or other provisions are references to Articles, Sections, subsections or other provisions of this Agreement.

11.11 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

11.12 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier, facsimile transmission (with confirmation of receipt) or mailed (postage prepaid and by certified or registered mail, return receipt requested):

                 If to Seller, to:

                         S.E.S. Resources, Ltd.
                         380 North Broadway
                         Suite 203
                         Jericho, New York 11753
                         Attention: Bradley D. Schnur, Esq.
                         Telephone: 516-932-4400
                         Facsimile: 516-932-9195

                 If to Purchaser, to:

                         SES Resources International, Inc.
                         c/o LQ Corporation, Inc.
                         888 Seventh Avenue, 17th Floor
                         New York, New York 10019
                         Attention: William Fox, CEO
                         Telephone: 212-974-5700
                         Facsimile:  212-586-7684

                         with a copy to:

                         Herrick, Feinstein LLP
                         2 Penn Plaza, 11th Floor
                         Newark, New Jersey 07105
                         Attention: Daniel A. Swick, Esq.
                         Telephone: 973-274-2010
                         Facsimile: 973-274-6401

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which so hand-delivered or telecommunicated or delivered by overnight courier or on the fifth business day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof.

11.13 Expenses. Purchaser and Seller shall bear and pay their own respective costs and expenses incurred by them (including but not limited to counsel, financial advisory and accounting fees and expenses) in connection with the transactions contemplated hereby.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                         SES Resources International, Inc.


                                         By:____________________________
                                              Name:
                                              Title:


                                         S.E.S. Resources, Ltd.


                                         By:____________________________
                                              Name:
                                              Title:

                                                                  EXECUTION COPY

                                    EXHIBIT A
                                   DEFINITIONS

      The following terms, as used in the Agreement, have the following meanings:

      "Affiliate" shall mean, with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, and also includes any stockholder, member, officer, manager or director of such Person.

      "Bill of Sale" shall mean the Bill of Sale, dated as of the Closing Date, from Seller to Purchaser in the form attached hereto as Exhibit B, pursuant to which Seller shall transfer the Purchased Assets to Purchaser.

      "Business Day" shall mean a day of the year on which banks are not required or authorized to be closed in the State of New York.

      "Encumbrances" shall mean any mortgages, liens, pledges, security interests, leases, options or rights in third persons to acquire or lease, charges, adverse interests, judgments, claims, encumbrances, restrictions or defects of any nature whatsoever.

      "Governmental Authority" shall mean any public body, governmental, administrative or regulatory authority, agency, instrumentality or commission, including courts of competent jurisdiction and arbitral tribunals, whether Federal, state, local or foreign.

      "Knowledge of Seller" means the best knowledge, after reasonable inquiry, at any time, of Seller or the officers and directors of Seller.

      "Laws" shall mean any and all statutes, ordinances, rules, regulations, orders, writ or other laws of any Governmental Authority.

      "Orders" shall mean any orders, writs, injunctions, judgments, decrees or awards of any Governmental Authority.

      "Other Agreements" shall mean the Bill of Sale and the Shareholders' Agreement.

      "Person" means an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust, trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

      "Shareholders' Agreement" shall mean that certain Shareholders' Agreement of Purchaser by and between Seller and the Parent, dated as of the date hereof, in the form attached hereto as Exhibit C.

      "Taxes" shall mean any domestic or foreign federal, state or local taxes, levies, imposts, duties or other like assessments or charges of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed thereon, whether payable by reason of contract, assumption, transferee liability, operation of law or otherwise (including any income, net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, registration, franchise, employment, payroll, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, occupation, premium, value-added, recording, real property, personal property, federal highway use, commercial rent or environmental tax).

                                    EXHIBIT B

                                  BILL OF SALE

      KNOW ALL MEN BY THESE PRESENTS THAT pursuant to the Asset Purchase Agreement dated as of December ___, 2005 (the "Asset Purchase Agreement") by and between S.E.S. RESOURCES, LTD., a New York corporation ("Seller") and SES RESOURCES INTERNATIONAL, INC., a Delaware corporation ("Purchaser"), for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller does hereby sell, transfer, deliver and assign unto Purchaser, the Purchased Assets as set forth in Section 2.1 of the Asset
Purchase Agreement, intending to hereby convey all of the right, title and interest of Seller therein, free and clear of all Encumbrances.

      This Bill of Sale is executed and delivered in connection with the Asset Purchase Agreement and notwithstanding anything to the contrary set forth herein, nothing hereby shall in any way vary the express promises, agreements, representations and warranties of Seller set forth in the Asset Purchase Agreement.

      Notwithstanding anything to the contrary set forth or implied in the foregoing paragraphs hereof, the Excluded Assets listed in Section 2.2 of the Asset Purchase Agreement are specifically excluded from this Bill of Sale and are not being sold to Purchaser.

      The interpretation and performance of this Bill of Sale shall be governed by and in accordance with the laws of the State of New York without regard to such State's conflicts of law principles (other than Section 5-1401 of the General Obligations Law of the State of New York).

      All capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Asset Purchase Agreement.

                                              S.E.S. RESOURCES, LTD.


                                              By:____________________________
                                                   Name:
                                                   Title:

                                    EXHIBIT C

                             SHAREHOLDERS' AGREEMENT

                                ATTACHED HERERTO

                                    SCHEDULES

                                  Schedule 2.1

                                Purchased Assets

Trademark (servicemark) application for S.E.S. Resources Serial Number 78/688715

URL's registered with Godaddy.com:

            o     sesresources.com

            o     sesresources.biz

            o     sesresources.co.uk

            o     sesresources.info

            o     sesresources.net

            o     sesresources.org

            o     sesresources.us

                                  Schedule 2.2

                                 Excluded Assets

None

                                  Schedule 5.7

                                   Litigation

None

                                  Schedule 5.8

                          Brokers and Finders - Seller

None

                                  Schedule 6.4

                         Brokers and Finders - Purchaser

None